Exhibit (a)(1)(E)
Sample Election Confirmation Email
From: Stock.Mail@[Client].com
Sent: Wednesday, October 10, 2007 2:30 PM
To: [Participant]
Subject: Confirmation of Exchange Offer Election
Date 10/10/2007 2:29:40 PM PST
Dear [Eligible Participant]
We have recorded your election pursuant to the Liberty Global, Inc. Offer to Exchange Certain Outstanding Stock Options and Stock Appreciation Rights for New SARs (the “Exchange Offer”), as indicated below.

			Exercise/	Number of		Exchange
Series of	Original	Grant	Base Price	Eligible	Number of	Eligible
Stock	Grant Date	Number	Per Share	Awards	New SARs	Awards?
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
If you wish to withdraw or change your election, you must return to the Exchange Offer Website and submit a new election before the Expiration Date of June 16, 2009, 11:59 p.m. Eastern Time (unless the offer is extended). The Exchange Offer Website can be accessed at https://libertyglobal.equitybenefits.com.
If you have any questions, please contact any member of the LGI equity administration team listed under the “Contact Us” link on the Exchange Offer Website.